Exhibit 99.1

NEWS RELEASE for September 18, 2007 at 6:00 AM EDT

Contact: Allen & Caron Inc

Jill Bertotti (investors)

jill@allencaron.com

Len Hall (media)

len@allencaron.com

(949) 474-4300

NETLIST NAMES NITA MORITZ CHIEF FINANCIAL OFFICER

IRVINE, CA (September 18, 2007) . . . Netlist, Inc. (Nasdaq: NLST) announced today that veteran financial executive Nita Moritz joined Netlist as Chief Financial Officer on September 10, 2007. She replaces former Chief Financial Officer Lee Kim and will report directly to Chief Executive Officer Chuck Hong.

Moritz, 48, a resident of Coto de Caza, CA, is the former Vice President Commercial Services for California-based JHBP Inc, a subsidiary of Amsterdam-based James Hardie Industries N.V., a $1.5 billion global manufacturer of building materials publicly listed in Australia and on the NYSE. In that role she led the global IT division and the Sarbanes-Oxley 404 compliance effort.

Overall, Moritz spent nine years working for James Hardie in various capacities including Group Treasurer and Managing Director of James Hardie International Finance B.V. where she had oversight of the finance functions of all international business units and was head of Group IT. Prior to this, Moritz spent five years as the Chief Financial Officer of James Hardie Building Products, Inc. where she was responsible for overseeing finance and Group IT.

Hong noted that Moritz’s wide-ranging expertise in the financial aspects of global manufacturing and procurement operations as well as her experience in the public company regulatory environment will be important assets for Netlist.

“Nita’s corporate and international financial background and her experience working for a public company with a global reach will be very valuable to Netlist,” Hong said. “We are very excited to have her as a member of our senior management team.”

Prior to working with JHBP Inc., Moritz was Manager Network Finance for Sprint PCS, California. She is also a former Principal Auditor—International Operations for The Coca-Cola Company. Early in her career she spent three years as an Audit Supervisor with PricewaterhouseCoopers.

Moritz has an MBA and bachelor’s degrees in accounting and finance, all from California State University, Long Beach, and is a certified public accountant in California.

As an inducement material to Moritz entering into employment with Netlist, Netlist granted to her an option to purchase up to 200,000 shares of its common stock at a per-share exercise price equal to the fair market value of a share of such stock on the grant date.

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high- performance computing and communications markets.  The Company’s memory subsystems are developed for applications in which high-speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements.  These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Netlist maintains its headquarters in Irvine, California with manufacturing facilities in Irvine and in Suzhou, China.

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